ASSIGNMENT

     The undersigned hereby assigns and transfers Warrant No. 19 (the "Warrant") to Purchase Shares of Common Stock, Par Value $.01 Per Share, of Metromedia Asia Corporation (n/k/a Metromedia China Corporation) ("MCC") to VDC Corporation Ltd. whose federal tax identification number is 061510832 and whose principal executive offices are located at 27 Doubling Road, Greenwich, Connecticut 06830, and irrevocably appoints Hadley E. Feldman as agent to transfer this Warrant on the books of MCC. Such agent may substitute another to act for such agent.


                                PORTACOM WIRELESS, INC.

Date: June 8, 1998              By: /s/ Michael A. Richard
                                    ---------------------------------------
                                    Michael A. Richard, Chief Executive Officer